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                                                                    EXHIBIT 99.1

RESTORATION HARDWARE ANNOUNCES FIRST QUARTER SALES

SALES RESULTS REFLECT THE COMPANY'S NEW REVENUE RECOGNITION POLICY

CORTE MADERA, Calif.--May 9, 2002--Restoration Hardware, Inc. (NASDAQ: RSTO) today announced net sales for the first quarter ended May 4, 2002 of $69.4 million, a decrease of 1.8% from net sales of $70.7 million for the same period a year ago. Comparable store sales for the first quarter of 2002 increased 0.4% as compared to the first quarter of the prior year. These comparisons are lower than previously estimated because prior comparisons and estimates were made before giving effect to the Company's recently announced revised revenue recognition policy and its resulting restatement of financial results, which among other things caused a shift of $6.1 million of furniture sales revenues generated as a result of the Company's January 2001 store-wide 20% off sale from the fourth quarter of fiscal 2000 into the first quarter of fiscal 2001. Additionally, due to the Company's decision not to anniversary this sale in January 2002, only $2.6 million of comparable revenue shift occurred from the fourth quarter of fiscal 2001 into the first quarter of fiscal 2002. As previously announced, sales of furniture shipped to customers are now recognized at the time of delivery rather than shipment.

Comparable store sales for the 4 weeks that ended fiscal April increased 10.5% from the same period a year ago. The Company launched its new merchandising strategy and completed its store remodeling program in April 2002.

Sales for the direct-to-customer division, which includes catalog and Internet sales, increased 5.2% in the first quarter of 2002 as compared to the same period of the prior year. Mailing of the Company's redesigned and re-merchandised catalog was delayed to coordinate with implementation of the April store merchandising strategy. However, the Company believes that customer response to the new catalog has been very positive, and the Company expects to return to historical levels of 40-50% growth in this segment in future quarters as compared to comparable quarters of the prior year.

Gary Friedman, the Company's President and Chief Executive Officer stated, "We are excited about our customers response to our new merchandise. Sales momentum built throughout April as we completed our remodeling program and stores began to reflect the new merchandising strategy. Based on current trends we are confident we can continue to achieve double digit comparable store sales increases."

During the first quarter, the Company opened one store in Durham, North Carolina. As of May 4, 2002 the Company operated 105 retail stores in 31
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states, the District of Columbia and Canada. The Company does not anticipate opening any additional stores in fiscal 2002.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements concerning or relating to implications of the Company's sales results for the first quarter ended May 4, 2002, the effects of the Company's merchandising strategy and remodeling program, expectations of the growth of the direct-to-customer division, expectations regarding trends in the Company's business and their relationship to comparable store sales growth, anticipated store openings for the Company and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company's remodeling program, new merchandising strategy and catalog, changes in investor perceptions of the Company, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-K/A, 10-Q/A and 8-K, including those described in the Company's Form 10-K for fiscal 2001 in "Business" under the caption "Factors that May Affect our Future Operating Results" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Results of Operations" and "Liquidity and Capital Resources." The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.
Kevin Shahan
Vide President and Chief Financial Officer
(415) 924-1005
(415) 945-4679 Fax